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CONSENT OF INDEPENDENT AUDTIORS

We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 33-54047 of Morgan Stanley Select Dimensions Investment Series, comprising Money Market Portfolio, Flexible Income Portfolio (formerly Diversified Income Portfolio), Balanced Growth Portfolio, Utilities Portfolio, Dividend Growth Portfolio, Value-Added Market Portfolio, Growth Portfolio, American Opportunities Portfolio, Capital Opportunities Portfolio, Global Equity Portfolio and Developing Growth Portfolio, on Form N-1A of our report dated February 17, 2004, incorporated by reference in the Prospectuses and appearing in the Statement of Additional Information, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Custodian and Independent Auditors" and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
April 28, 2004